Exhibit 99.1

Ryerson Reports First Quarter Results

Generated strong cash flows from operating activities, reduced net debt and maintained strong liquidity amidst onset of COVID-19 pandemic

CHICAGO – May 6, 2020 – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the first quarter ended March 31, 2020.

Q1 2020 Highlights:

•	Achieved Adjusted EBITDA, excluding LIFO of $34 million, within guidance range articulated in fourth quarter release
•	Continued to operate as an essential business while rapidly implementing our comprehensive COVID-19 response focused on the health and safety of employees as well as liquidity and recovery capacity
•	Generated $73 million in cash flow from operations while maintaining strong liquidity and access to cash amidst heightened COVID-19 driven market volatility
•	CS&W’s transformation tracked to plan with Adjusted EBITDA, excluding LIFO of $3 million in the quarter
•	Improved debt profile, reduced interest cost and the weighted average cost of debt capital by repurchasing $55 million of Senior Secured Notes and decreasing net debt by $30 million

$ in millions, tons in thousands except average selling prices and EPS
Financial Highlights:	Q1 2020	Q1 2019	Q4 2019	YoY	QoQ

Tons Shipped	566	619	541	(8.6%)	4.6%
Revenues	$1,010	$1,231	$962	(17.9%)	5.1%
Average selling prices	$1,785	$1,988	$1,777	(10.2%)	0.5%
Gross Margin, excl. LIFO	17.4%	17.2%	18.1%	20 bps	-70 bps
Warehousing, delivery, general, & administrative expenses	$156	$164	$143	(4.9%)	9.0%
As a percentage of revenue	15.4%	13.3%	14.9%	210 bps	50 bps
Adjusted net income	$16	$30	$12	(47.2%)	36.2%
Diluted adjusted earnings per share	$0.41	$0.79	$0.30	(48.1%)	36.7%
Adj. EBITDA, excl. LIFO	$34	$63	$47	(45.4%)	(26.7%)
As a percentage of revenue	3.4%	5.1%	4.9%	-170 bps	-150 bps

Balance Sheet and Cash Flow Highlights:
Net debt	$893	$1,135	$923	(21.3%)	(3.3%)
Net debt / LTM Adj. EBITDA, excl. LIFO	5.5	x	3.7	x	4.9	x	1.8	x	0.6	x
Days of supply	74	75	84	(1)	(10)
Net cash provided by operating activities	$72.8	$(18.5)	$62.6	$91.3	$10.2

A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included below in this news release.

Management Commentary

Eddie Lehner, President and Chief Executive Officer of Ryerson said, “I want to begin by first thanking all of the COVID-19 pandemic frontline workers who are tirelessly responding to the pandemic with tremendous grace and courage as they treat, care for and comfort the afflicted. I next want to thank, in these unparalleled and trying times, my Ryerson colleagues who understand the shared sacrifice required during this crisis and who have risen to the challenges imposed by the virus with grit, determination and solidarity. During the era of COVID-19, we are working in common cause and with great appreciation for our customers and suppliers as we strengthen these vital relationships and work through the complications of an economic shutdown without precedent. As an “essential business,” we are privileged and honored to be an integral part of supply chains that are providing life-saving and essential products and services that are supporting the critical and ongoing needs of society and the economy. As we work through the acute shocks caused by the pandemic, there are three distinct periods to address: BCV (Before the Coronavirus), DCV (During the Coronavirus) and ACV (After the Coronavirus). Turning to our first quarter performance, which began BCV, we delivered commendable results during a quarter that felt like three different years compressed into three months. January started slowly given demand weakness within key original equipment manufacturer, or OEM, verticals. Then, the pandemic tidal wave which gripped China in January and February exponentially spread and paralyzed North America in March. Distilling the first quarter reflective of BCV and DCV, we prepared our organization and implemented plans, policies and practices to safeguard the health and safety of our workforce. Safety performance was excellent throughout Ryerson in the quarter, as was COVID-19 adaptiveness and responsiveness. Our operations team delivered great customer experiences safely as Ryerson operated as an essential business and our operators shone brilliantly given the challenges posed by the global and national health emergency. Ryerson executed upon organizational priorities during the quarter by repurchasing $55 million of our Senior Secured Notes at an average price below par, decreasing net debt and cash interest expense, generating significant cash flow from operating activities, and continuing to build net book value of equity. At the same time, the turnaround progress at Central Steel & Wire, or CS&W, was demonstrated in the company’s first quarter results, as carbon margins recovered to mid-cycle levels and additional post-acquisition synergies were realized. For Ryerson overall, transactional business was better than OEM program business and carbon gross margins were stronger than aluminum and stainless margins. Also affecting gross margins and Adjusted EBITDA, excluding LIFO was a mark-to-market customer hedging loss of $4.9 million, which negatively impacted gross margins, excluding LIFO by 50 basis points in the first quarter. However, this hedging loss is expected to be recovered as the physical metal ships in succeeding periods. All in all, our ability to adapt quickly to pandemic induced events and to execute DCV plans effectively is a tribute to our organization, our customers and suppliers in recognizing with clarity the gravity of circumstances created by COVID-19. Please know that our work continues indefatigably as we manage through the crisis and take the actions necessary to serve our dual mandate of safeguarding the health and safety of our employees while preserving liquidity and recovery capacity through the crisis interval and aftermath knowing that the duration of the virus and its impacts remain unknown. With respect to ACV, we remain hopeful and determined that as we collectively accelerate learnings about the virus and continue building virus response infrastructure to combat and eventually eradicate the virus, we will see societal and economic conditions normalize to the better side of current projections. We look forward to seeing all of you safe and well as we all work in common cause toward better and easier times.”

First Quarter Results

Ryerson achieved revenues of $1.01 billion in the first quarter of 2020, a decrease of 17.9 percent compared to $1.23 billion for the same period last year, with average selling prices down 10.2 percent and tons shipped down 8.6 percent. Gross margin expanded to 19.4 percent, compared to 18.8 percent in both the first and fourth quarters of 2019. Included in first quarter 2020 cost of materials sold was LIFO income of $20.2 million, compared to LIFO income of $6.5 million in the fourth quarter of 2019, and LIFO income of $20.1 million in the first quarter of 2019. Excluding LIFO, gross margin was 17.4 percent in the first quarter of 2020 compared to 18.1 percent in the fourth quarter of 2019, and 17.2 percent in the first quarter of 2019. A reconciliation of gross margin, excluding LIFO to gross margin is included below in this news release.

In the first quarter of 2020, Ryerson reduced warehousing, delivery, selling, general, and administrative expense by $8.0 million, or 4.9 percent compared to the year-ago period, driven by reductions in staffing related expenses. Warehousing, delivery, selling, general, and administrative expenses as a percentage of sales rose by 210 basis points year-over-year as revenue declines ran ahead of expense take-outs given COVID-19 impacts that subverted 2020 BCV business plan expectations around price and demand.

Net income attributable to Ryerson Holding Corporation was $16.4 million, or $0.43 per diluted share, in the first quarter of 2020 compared to $29.5 million, or $0.78 per diluted share, in the prior year period. Adjusted net income attributable to Ryerson Holding Corporation, excluding restructuring and other charges, gain or loss on retirement of debt, and the associated income taxes on these items, was $15.8 million for the first quarter of 2020, or $0.41 per diluted share compared to $29.9 million, or $0.79 per diluted share, in the prior year period. Ryerson achieved Adjusted EBITDA, excluding LIFO of $34.4 million in the first quarter of 2020, a decrease of $28.6 million compared to the first quarter of 2019, and a decrease of $12.5 million compared to the fourth quarter of 2019. A reconciliation of Adjusted net income to net income attributable to Ryerson Holding Corporation and Adjusted EBITDA, excluding LIFO to net income attributable to Ryerson Holding Corporation is included below in this news release.

Liquidity & Debt Management

At the end of the first quarter of 2020, Ryerson had 74 days of supply in inventory, down from 84 days at the end of the fourth quarter. On a same-store basis excluding CS&W, Ryerson had 72 days of inventory supply in the first quarter, compared to 81 days at the end of the fourth quarter. Working capital management in the quarter was excellent. Ryerson will continue working with customers and suppliers to bring inventories in-line with expected sharp demand declines as it moves through the second quarter while managing accounts receivable and accounts payable risk given current stresses throughout the supply chain.

Ryerson generated $72.8 million in cash from operating activities in the first quarter of 2020, compared to a use of $18.5 million in the year-ago period. Ryerson also repurchased $54.6 million of its outstanding Senior Secured Notes at an average price of $98.5. The repurchase transactions were funded through a combination of restricted cash, which is a portion of the proceeds generated through the sale-leaseback transaction completed in the fourth quarter of 2019, and the company’s unrestricted operating cash flows. As of March 31, 2020, Ryerson retained total liquidity of $396 million, compared to $439 million as of December 31, 2019.

Corporate Controller and Chief Accounting Officer Molly Kannan said, “During the first quarter, Ryerson generated significant counter-cyclical cash flow and continued to deleverage the balance sheet through repurchasing approximately $55 million of outstanding Senior Secured Notes at a discount to par value, which is expected to result in annualized interest expense savings of approximately $6.1 million. At the same time, we reduced our net debt by $30 million compared to the fourth quarter of 2019. In response to COVID-19, we are carefully monitoring our liquidity and projected working capital requirements by actively managing our receivables and payables cycles and decreasing inventory purchases and warehousing, delivery, selling, general and administrative expenses in-line with demand.”

Outlook Commentary

At this point in the second quarter, demand conditions have been impacted by temporary customer closures in-line with stay-at-home orders and virus driven demand shocks. North American April shipments trended 25 percent below March levels while the pricing environment has held up better than anticipated given faster than historical supply side responses to decreased demand as well as commodity prices that were already below their historical ten-year averages going into the pandemic.

Due to the macroeconomic uncertainty stemming from the coronavirus pandemic and overall lack of visibility into future demand trends, metal pricing and market conditions in the end-markets in which Ryerson operates, the Company will not provide guidance for the second quarter ending June 30, 2020.

Same-store Key Financial Metrics Reconciliation
	First Quarter 2020
$ in millions, tons in thousands	Central Steel & Wire Company	Ryerson Same-store	Ryerson Holding Corporation

Tons Shipped	76	490	566
Revenues	$123	$887	$1,010
Gross Margin, excl. LIFO	22.9%	16.6%	17.4%
Warehousing, delivery, general, & administrative expenses	$27	$129	$156
As a percentage of revenue	22.0%	14.5%	15.4%
Adj. EBITDA, excl. LIFO	$3	$31	$34
As a percentage of revenue	2.3%	3.6%	3.4%

First Quarter 2020 Major Product Metrics
	Tons Shipped (thousands)					Average Selling Prices
	Q1 2020	Q1 2019	Q4 2019	Year-over-year	Quarter-over-quarter	Year-over-year	Quarter-over-quarter

Carbon Steel	434	474	421	(8.4%)	3.1%	(15.1%)	0.8%
Aluminum	52	59	50	(11.9%)	4.0%	(8.6%)	(0.7%)
Stainless Steel	77	80	67	(3.8%)	14.9%	(1.7%)	(5.4%)

	Net Sales (millions)
	Q1 2020	Q1 2019	Q4 2019	Year-over-year	Quarter-over-quarter

Carbon Steel	$511	$657	$492	(22.2%)	3.9%
Aluminum	$220	$273	$213	(19.4%)	3.3%
Stainless Steel	$263	$278	$242	(5.4%)	8.7%

Earnings Call Information

Ryerson will host a conference call to discuss its first quarter results Thursday, May 7, 2020 at 10 a.m. Eastern Time. Participants may access the conference call by dialing 833-241-7253 (Domestic) or 647-689-4217 (International) and using conference ID 5562325. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has around 4,400 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Safe Harbor Provision

Certain statements made in this presentation and other written or oral statements made by or on behalf of the Company constitute "forward-looking statements" within the meaning of the federal securities laws, including statements regarding our future performance, as well as management's expectations, beliefs, intentions, plans, estimates, objectives, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” "believes," "expects," "may," "estimates," "will," "should," "plans," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented metals industry in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; impacts and implications of adverse health events, including the COVID-19 pandemic; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2019, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

Media and Investor Contact:

Justine Carlson

312.292.5130

investorinfo@ryerson.com

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Selected Income and Cash Flow Data - Unaudited
(Dollars and Shares in Millions, except Per Share and Per Ton Data)

			Fourth
	First Quarter		Quarter
	2020	2019	2019

NET SALES	$1,010.3	$1,230.8	$961.5
Cost of materials sold	814.5	999.5	781.1
Gross profit	195.8	231.3	180.4
Warehousing, delivery, selling, general, and administrative	155.7	163.7	142.9
Gain on sale of assets (1)	—	—	(20.6)
Restructuring and other charges	—	0.3	0.7
OPERATING PROFIT	40.1	67.3	57.4
Other income and (expense), net	0.9	(0.8)	(1.1)
Interest and other expense on debt	(21.7)	(23.9)	(22.2)
INCOME BEFORE INCOME TAXES	19.3	42.6	34.1
Provision for income taxes	2.9	13.0	7.7
NET INCOME	16.4	29.6	26.4
Less: Net income attributable to noncontrolling interest	—	0.1	—
NET INCOME ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$16.4	$29.5	$26.4
EARNINGS PER SHARE
Basic	$0.43	$0.79	$0.70
Diluted	$0.43	$0.78	$0.69
Shares outstanding - basic	37.8	37.4	37.8
Shares outstanding - diluted	38.2	37.8	38.1

Supplemental Data :
Tons shipped (000)	566	619	541
Shipping days	64	63	61
Average selling price/ton	$1,785	$1,988	$1,777
Gross profit/ton	346	374	333
Operating profit/ton	71	109	106
LIFO income per ton	(36)	(32)	(12)
LIFO income	(20.2)	(20.1)	(6.5)
Depreciation and amortization expense	13.3	14.2	14.1
Cash flow provided by (used in) operating activities	72.8	(18.5)	62.6
Capital expenditures	(6.9)	(11.3)	(13.3)

(1)  In the fourth quarter of 2019, we recorded a $20.6 million gain on the sale and leaseback of a group of properties located in Arizona, Arkansas, Georgia, New York, Ohio, Texas, Virginia, and Washington with net proceeds of approximately $61.5 million.

See Schedule 1 for Condensed Consolidated Balance Sheets
See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation
See Schedule 3 for Adjusted EPS reconciliation
See Schedule 4 for Free Cash Flow reconciliation

Schedule 1
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In millions, except shares and per share data)

	March 31,	December 31,
	2020	2019
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$188.3	$11.0
Restricted cash	16.4	48.8
Receivables, less provisions of $3.5 in 2020 and in 2019	490.7	425.1
Inventories	742.8	742.9
Prepaid expenses and other current assets	54.2	52.2
Total current assets	1,492.4	1,280.0
Property, plant, and equipment, at cost	808.2	806.5
Less: accumulated depreciation	374.5	366.8
Property, plant, and equipment, net	433.7	439.7
Operating lease assets	121.5	128.2
Other intangible assets	48.7	50.6
Goodwill	120.3	120.3
Deferred charges and other assets	2.7	2.7
Total assets	$2,219.3	$2,021.5
Liabilities
Current liabilities:
Accounts payable	$377.5	$311.5
Salaries, wages, and commissions	29.9	35.3
Other accrued liabilities	83.7	68.0
Short-term debt	31.3	49.2
Current portion of operating lease liabilities	21.2	20.9
Current portion of deferred employee benefits	6.9	7.0
Total current liabilities	550.5	491.9
Long-term debt	1,064.8	932.6
Deferred employee benefits	206.4	217.5
Noncurrent operating lease liabilities	106.2	112.8
Deferred income taxes	79.5	65.2
Other noncurrent liabilities	26.5	22.9
Total liabilities	2,033.9	1,842.9
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders' equity:
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at 2020 and 2019	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 37,996,261 shares issued at 2020 and 2019	0.4	0.4
Capital in excess of par value	381.8	381.2
Retained earnings	116.0	99.6
Treasury stock, at cost - Common stock of 212,500 shares in 2020 and 2019	(6.6)	(6.6)
Accumulated other comprehensive loss	(312.2)	(302.0)
Total Ryerson Holding Corporation Stockholders' Equity	179.4	172.6
Noncontrolling interest	6.0	6.0
Total Equity	185.4	178.6
Total Liabilities and Stockholders' Equity	$2,219.3	$2,021.5

Schedule 2
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliations of Net Income Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO
(Dollars in millions)

			Fourth
	First Quarter		Quarter
	2020	2019	2019

Net income attributable to Ryerson Holding Corporation	$16.4	$29.5	$26.4
Interest and other expense on debt	21.7	23.9	22.2
Provision for income taxes	2.9	13.0	7.7
Depreciation and amortization expense	13.3	14.2	14.1
EBITDA	$54.3	$80.6	$70.4
Gain on sale of assets	—	—	(20.6)
Reorganization	0.8	0.9	2.4
Foreign currency transaction (gains) losses	(0.1)	0.6	(0.1)
(Gain) loss on retirement of debt	(0.8)	0.2	—
Purchase consideration and other transaction costs	0.4	0.9	1.3
Other adjustments	—	(0.1)	—
Adjusted EBITDA	$54.6	$83.1	$53.4

Adjusted EBITDA	$54.6	$83.1	$53.4
LIFO income	(20.2)	(20.1)	(6.5)
Adjusted EBITDA, excluding LIFO income	$34.4	$63.0	$46.9

Net sales	$1,010.3	$1,230.8	$961.5

Adjusted EBITDA, excluding LIFO income, as a percentage of net sales	3.4%	5.1%	4.9%

Gross profit	$195.8	$231.3	$180.4

Gross margin	19.4%	18.8%	18.8%

Gross profit	$195.8	$231.3	$180.4
LIFO income	(20.2)	(20.1)	(6.5)
Gross profit, excluding LIFO income	$175.6	$211.2	$173.9

Gross margin, excluding LIFO income	17.4%	17.2%	18.1%

Note: EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, gain on the sale of assets, impairment charges on assets, reorganization expenses, gain or loss on retirement of debt, and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO income, provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO income, to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO income, are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO income, targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO income, to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO income, do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO income, is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO income, which is calculated as gross profit minus LIFO income, divided by net sales. We have excluded LIFO income from gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO income, gross margin, excluding LIFO income, and Adjusted EBITDA, excluding LIFO income, as a percentage of sales may differ from that of other companies.

Schedule 3
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Net Income and Earnings per Share to Adjusted Net Income and Adjusted Earnings per Share
(Dollars and Shares in Millions, Except Per Share Data)

			Fourth
	First Quarter		Quarter
	2020	2019	2019

Net income attributable to Ryerson Holding Corporation	$16.4	$29.5	$26.4

Gain on sale of assets	—	—	(20.6)
Restructuring and other charges	—	0.3	0.7
(Gain) loss on retirement of debt	(0.8)	0.2	—
Provision (benefit) for income taxes	0.2	(0.1)	5.1

Adjusted net income attributable to Ryerson Holding Corporation	$15.8	$29.9	$11.6

Diluted adjusted earnings per share	$0.41	$0.79	$0.30

Shares outstanding - diluted	38.2	37.8	38.1

Note: Adjusted net income and Adjusted earnings per share is presented to provide a means of comparison with periods that do not include similar adjustments.

Schedule 4
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Cash Flow from Operations to Free Cash Flow Yield
(Dollars in Millions)
			Fourth
	First Quarter		Quarter
	2020	2019	2019

Net cash provided by operating activities	$72.8	$(18.5)	$62.6
Capital expenditures	(6.9)	(11.3)	(13.3)
Proceeds from sales of property, plant, and equipment	—	8.5	61.6
Free cash flow	$65.9	$(21.3)	$110.9

Market capitalization	$201.0	$320.6	$447.0

Free cash flow yield	32.8%	(6.6%)	24.8%

Note: Market capitalization is calculated using March 31, 2020, December 31, 2019, and March 31, 2019 stock prices and shares outstanding.